INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 8th day of August 2022, between Vanguard Horizon Funds, a Delaware statutory trust (the "Trust"), and Pzena Investment Management, LLC, a Delaware limited liability company ("Pzena" or the "Advisor").

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust offers a series of shares known as Vanguard Global Equity Fund (the "Fund"); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this "Agreement," the Trust and the Advisor hereby agree as follows:

1.Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Pzena Portfolio"), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Pzena Portfolio; to continuously review, supervise, and administer an investment program for the Pzena Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable law (Applicable Law) and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Pzena Portfolio.

3.Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Pzena Portfolio, and is directed to seek to obtain best execution for such transactions, consistent with Section 28(e) of the Securities Exchange Act of 1934. Such authority shall include the power to sign and deliver standard account opening documents in connection with the opening of brokerage accounts, including, without limitation, agreements for the use of electronic trading systems and services for the purpose of executing securities transactions on behalf of the Pzena Portfolio. In selecting brokers or dealers to execute trades for the Pzena Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other Applicable Law, and the written policies and procedures established by the Board of Trustees and communicated to the Advisor in writing.

4.Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

5.Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request including but not limited to, information about changes in investment officers of the Advisor who are responsible for managing the Pzena Portfolio.

6.Compliance. The Advisor agrees to comply with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.

7.Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.Liability of Advisor. It is understood that the Advisor shall act in good faith and shall not be liable for any losses incurred in connection with recommendations or investments made or other action taken or omitted on behalf of the Pzena Portfolio due to errors of judgment, or by reason if its advice, including action taken or omitted prior to a written notice of termination. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement; provided, however, that nothing in this Agreement shall constitute a waiver or limitation of any rights that the Fund may have under applicable Federal or State securities law. The Advisor shall not be liable for any loss incurred by reason of any act or omission of the Fund, a custodian, or any broker or dealer. In addition, the Advisor shall not be liable for any breach of fiduciary duty or responsibility by another fiduciary of the Fund, so long as such fiduciary is not an affiliate of the Advisor.

9.Limitations on Consultations. The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10.Acknowledgement of the Trust. The Trust understands that the information provided by the Trust on any account opening forms, including without limitation information pertaining to the Fund's legal or tax status, address or other contact information, investment objective and policies, and new issue eligibility shall be relied upon by the Advisor, and the Trust agrees that if any such information shall hereafter change or become inaccurate, the Trust shall notify the Advisor in writing of such change or inaccuracy.

11.Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast at a meeting called for the purpose of voting on such approval; such meeting shall be in person as required under Section 15(c) of the 1940 Act unless the Board of Trustees otherwise complies with the terms of an order or other guidance issued by the Securities and Exchange Commission granting an exemption from the in-person meeting requirement ("In-Person Exemptive Order"). In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, and is deemed to have been provided upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine, e-mail or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).

If to the Fund, at

Vanguard Global Equity Fund

3222 Phoenixville Pike, Suite 101

Malvern, PA, 19355

Attention: Daniel Reyes, LOKR

Telephone: 610-503-6123

Facsimile: N/A

Email: Daniel_Reyes@vanguard.com

If to the Advisor, at

Pzena Investment Management, LLC 320 Park Avenue, 8th Floor

New York, NY 10022

Attention: William L. Lipsey, President

Facsimile: (212) 308-0010

Email: Lipsey@pzena.com

cc:legal&compliance@pzena.com

The Trust consents to electronic delivery of any reports or other information that may be requested by the Trust or required to be delivered by the Advisor under this Agreement, or pursuant to Applicable Law, rule or regulation, including delivery of Part 2 of the Advisor's ADV and any updates thereto, and the Trust represents that it has the means to, and will access, such disclosures in electronic format. The Advisor shall provide the Trust with hard copies of any such disclosures upon request. The Trust may revoke this consent upon written notice to the Advisor.

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person (or as otherwise permitted under the terms of an In-Person Exemptive Order) at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 11, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

12.Severability. If any provision of this Agreement is deemed or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

13.Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard.

14.Proxy Policy. The Advisor shall vote proxies solicited by or with respect to the issuers of securities in which the Pzena Portfolio may be invested in accordance with the Advisor's proxy voting policies and procedures in a manner that complies with Applicable Law and regulations, and any additional operating policies or procedures that the Fund communicates to the Advisor in writing.

15.Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict- of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

16.Electronic Signatures. The parties agree that this Agreement and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

Pzena Investment		Vanguard Horizon Funds
Management, LLC
	7/19/2022		7/25/2022
Signature
Signature	Date		Date
William L. Lipsey		Mortimer J. Buckley

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